Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Benitec Biopharma Inc. of our report dated September 20, 2021, relating to the consolidated financial statements of Benitec Biopharma Inc., appearing in the Annual Report on Form 10-K of Benitec Biopharma Inc. for the year ended June 30, 2021.

/s/ Baker Tilly US, LLP

Campbell, California

December 23, 2021